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                         SHAREHOLDER SERVICING AGREEMENT

Cowen & Company
Financial Square
New York, New York  10005

Dear Sirs:

                  Cowen Series Funds, Inc. (the "Company") confirms its agreement with Cowen & Company ("Cowen") implementing the terms of the Shareholder Servicing and Distribution Plan dated as of November __, 1997 (the "Plan") adopted by the Company with respect to each of Class A and Class B shares (the "Classes") of Cowen Large Cap Value Fund (the "Fund"), a series of the Company, pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), as follows:

                  Section 1.  Compensation and Services to be Rendered.
                              ----------------------------------------

                   (a) The Company will pay Cowen an annual fee in connection with the servicing of Fund shareholder accounts. The annual fee paid to Cowen under this Agreement will be calculated daily and paid monthly by the Company at the annual rate of .25% of the average daily net assets with respect to each of the Classes.

                   (b) The annual fee will be used by Cowen to provide compensation for ongoing servicing and/or maintenance of shareholder accounts with the Fund and to cover an allocable portion of overhead and other Cowen branch office expenses related to the servicing and/or maintenance of shareholder accounts. Compensation will be paid by Cowen to persons, including Cowen employees, who respond to inquiries of shareholders of the Fund regarding their ownership of shares or their accounts with the Fund or who provide other similar services not otherwise required to be provided by the Fund's manager, investment adviser, transfer agent or other agent of the Fund.

                  Section 2.  Approval by Directors.
                              ---------------------

                  This Agreement will not take effect until approved by a majority vote of both (a) the full Board of Directors of the Company and (b) those Directors who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in this Agreement (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on this Agreement.


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                  Section 3.  Continuance.
                              -----------

                  This Agreement will continue in effect from year to year so long as its continuance is specifically approved annually by vote of the Company's Board of Directors in the manner described in Section 2 above.

                  Section 4.  Termination.
                              -----------

                   (a) This Agreement may be terminated at any time, with respect to a particular Class of shares of the Fund without the payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities represented by the particular Class of shares of the Fund on not more than 60 days' written notice to Cowen. This Agreement may remain in effect with respect to a particular Class even if the Plan has been terminated in accordance with this Section 4 with respect to any other Class.

                   (b) This Agreement will terminate automatically in the event of its assignment.

                  Section 5.  Selection of Certain Directors.
                              ------------------------------

                  While this Agreement is in effect, the selection and nomination of the Company's Directors who are not interested persons of the Company will be committed to the discretion of the Directors then in office who are not interested persons of the Company.

                  Section 6.  Written Reports.
                              ---------------

                  Cowen agrees that, in each year during which this Agreement remains in effect, Cowen will prepare and furnish to the Company's Board of Directors, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, that set out the amounts expended under this Agreement and the purposes for which those expenditures were made.

                  Section 7.  Meaning of Certain Terms.
                              ------------------------

                  As used in this Agreement, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Company under the 1940 Act by the Securities and Exchange Commission.


                  Section 8.  Dates.
                              -----

                  This Agreement has been executed by the Company with respect to the Fund as of November __, 1997 and will become effective, as to any particular Class, as of the date on which interests in that Class are first offered to or held by the public.


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                                   * * * * *

                  If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

                                                     Very truly yours,

                                                     COWEN SERIES FUNDS, INC.

                                                     By:_____________________
                                                             President

Accepted:

COWEN & COMPANY

By:______________________
   Name:
   Title:




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